EXHIBIT 10.56





March 2, 1996

Mr. Michael R. Mitchell
Farah Incorporated
88889 Gateway West
El Paso, Texas 79925

Re:  Extension of Employment Agreement

Dear Mike:

Reference is made to that certain Amended and Restated Employment Agreement by and between Farah Incorporated (the "Company") and yourself dated August 25, 1994 (the "Agreement"). The Company wishes to extend the term of the Agreement. Therefore, the Company proposes that Section 1(b) of the Agreement be amended to delete the date "March 1, 1996" and to insert the date "March 1, 1998". All other terms and provisions of the Agreement will remain unchanged.

If the foregoing terms are acceptable to you, please indicate your acceptance by signing below.

Very truly yours,

Farah Incorporated


/s/ Richard C. Allender
Richard C. Allender
Chairman of the Board, President and Chief Executive Officer



Agreed and accepted as of the 6th day of March, 1996:


/s/ Michael R. Mitchell
Michael R. Mitchell


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